Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 26, 2019 (October 11, 2019 as to Note 3), relating to the consolidated financial statements of Capital Product Partners L.P. (the “Partnership”) appearing in the Partnership’s Current Report on Form 6-K filed on October 11, 2019, and our report dated April 26, 2019 on the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Partnership for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

October 25, 2019